Exhibit 10.20

CONFIDENTIAL

PURSUANT TO ITEM 601(b)(10) OF REGULATION S-K, CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH ASTERISKS [*****] AS THE IDENTIFIED CONFIDENTIAL PORTIONS ARE BOTH NOT MATERIAL AND ARE THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE REGISTRANT AGREES TO SUPPLEMENTALLY FURNISH AN UNREDACTED COPY OF THIS EXHIBIT TO THE SEC UPON ITS REQUEST.

EXCLUSIVE JOINT COMMERCIALIZATION AGREEMENT

THIS EXCLUSIVE JOINT COMMERCIALIZATION AGREEMENT (this “Agreement”) is made and entered into as of October 17, 2025 (the “Effective Date”), by and between Talicia Holdings Inc., a Delaware corporation (“THI”) with registered office at 8311 Brier Creek Parkway, Suite 105-161, Raleigh, NC  27617 and Cumberland Pharmaceuticals Inc., a Tennessee corporation (“Cumberland”) with registered office at 1600 West End Avenue, Suite 1300, Nashville TN, 37203. THI and Cumberland each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

A.	THI owns or controls certain Intellectual Property relating to Product (as such term is defined herein);

B.	The Parties wish to jointly undertake the Joint Commercialization of Product all as more fully set forth herein;

C.
Subject to the terms and conditions set forth in this Agreement, THI wishes to license to Cumberland, and Cumberland wishes to license from THI all intellectual property necessary for use solely in connection with the Joint Commercialization of Product in the Territory by the Parties.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms will have the respective meanings set forth below.

1.1          “Affiliate(s)” of a Party means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of fifty percent (50%) or more of the voting securities of the other organization or entity or by contract relating to voting rights or corporate governance. For the avoidance of doubt, Affiliates of THI shall also include RedHill Biopharma Ltd. and RedHill Biopharma Inc., and Affiliates of Cumberland shall also include Cumberland Assured Products Inc.

1.2          “cGMP” means then-effective and current Good Manufacturing Practices applicable to the manufacture of the Product, as established and interpreted by the FDA under and in accordance with the U.S. Federal Food, Drug and Cosmetic Act, Title 21 of the U.S. Code of Federal Regulations, Parts 210, 21 1, 600, 601 and 610, and all regulations and guidelines issued thereunder.

1.3          “Commercialization” means activities directed to marketing, advertising, promoting, co-promoting, detailing, distributing, importing, or selling the Product, including without limitation, maintenance of Marketing Authorization post-marketing requirements, manufacture of commercial supplies and education, planning, product support and medical efforts related to the Product, and when used as a verb, “Commercialize” means to engage in such activities. For clarity, manufacturing and supply of the Product with respect to sample and commercial supplies of the Product shall be included within Commercialization, however, Cumberland shall have no right or obligation to directly or indirectly manufacture or supply the Product (or to arrange for the manufacture or supply of the Product) without prior written agreement of THI.

1.4          “Committee” shall have the meaning set forth in Section 4.1.

1.5          “Confidential Information” shall have the meaning set forth in Section 14.2.

1.6          “Conforming Product” means Product conforming to the Marketing Authorization, cGMP, the applicable Quality Agreement, and applicable law at the time of Delivery to Cumberland.

1.5          “Cumberland Improvements” shall have the meaning set forth in Section 13.1.

1.6           “Cumberland Parties” shall have the meaning set forth in Section 16.1.

1.7           “Delivery” shall have the meaning set forth at Section 8.3.

1.8          “DSCA” means Title II of the Drug Supply Chain Security Act of the Drug Quality and Security Act, signed into law November 27, 2013, as amended and including all implementing regulations issued by the FDA related thereto.

1.9           “Facility” means the manufacturing facility where all manufacture of Product shall be performed, located at APL Strangnas AB as their FDA approved facility in Sweden.

1.10          “Field of Use” means all indications approved by the FDA under the NDA for the Product as of the Effective Date or in the future, including the FDA-approved full prescribing information.

1.11          “FDA” shall mean the Food and Drug Administration of the United States of America.

1.12         “FFDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. §301 et seq., and any related federal and/or state law or regulation in the Territory pertaining to the safety, effectiveness, adulteration, misbranding, mishandling, packaging, labeling or storage of pharmaceutical ingredients, finished and labeled pharmaceutical Product, that may be applicable to Product during the Term.

1.13          “Governmental Authority” shall have the meaning set forth in Section 11.1.2.

1.14          “Improvement(s)” shall have the meaning set forth in Section 2.5.

1.15         “Intellectual Property” shall mean all patents and patent rights, trademarks, logos, slogans, designs, know-how, clinical trial results, and other intellectual property or proprietary rights owned or controlled by THI, in each case solely to the extent necessary for the Joint Commercialization of the Product in the Territory in the Field of Use during the Term.

1.16          “Joint Commercialization” shall mean the collaboration of the Parties in the Commercialization of the Product in the Territory in the Field of Use during the Term.

1.17          “Joint Improvements” shall have the meaning set forth in Section 13.1.

1.18          “KOLs” means key opinion leaders to include external experts, such as healthcare providers, insurance professionals, patients, caregivers, and others who can share valuable expertise, opinions, and perspectives in managing a disease state with respect to the Product.

1.19          “Laboratory” shall have the meaning set forth in Section 8.6.

1.20        “Latent Defect” shall mean a Product that is Nonconforming Product and not discoverable upon reasonable physical inspection and testing prior to or on acceptance by Cumberland, but is discovered at a later time and is not attributable to Cumberland’s (or its Sublicensees or subcontractor’s) improper handling or storage of Product after Delivery.

1.21          “Launch” shall mean the official date on which Cumberland’s national field sales force division begins active promotion of the Product pursuant to this Agreement. For clarity, Cumberland may commence selling Product upon the Effective Date.

1.22          “License” shall have the meaning set forth in Section 2.1.

1.23          “Losses” shall have the meaning set forth in Section 16.1.

1.24         “Marketing Authorization” shall mean the New Drug Application (“NDA”) No. 213004 for the Product. including all supplements extensions and necessary regulatory approvals required from the FDA or other agency in order to Commercialize the Product in the Territory, and satisfaction of any related regulator registration and notification requirements and fees, including approvals for any expansion or modification of the label.

1.25          “Medical Affairs Activities” means the coordination of medical, clinical and scientific activities, and information for the Product, including medical information, publications, health and economic outcomes, patient registry, medical advisory boards, continuing medical education programs, field-based medical scientific liaisons (including virtual face-to-face interactions conducted by medical scientific liaisons), and development and management of relationships with KOLs. For clarity, “Medical Affairs Activities” does not include any Product promotional activities by Cumberland.

1.26         “Net Revenue” means the gross amounts invoiced by Cumberland or Cumberland’s Affiliates or Sublicensees in respect of the sale of Product on behalf of Cumberland or Cumberland’s Affiliates or Sublicensees, less the following deductions to the extent actually incurred or allowed in accordance with IFRS or U.S. GAAP and the accrual method of accounting (collectively, the “Recognized Deductions”):

(i)         allowances or credits granted to and taken by customers (including wholesalers) for rejections, returns (including as a result of recalls), including but not limited to prompt payment and trade, cash and volume discounts or overbills, administrative fees, third party rebates, volume rebates; (these fees include, cash discounts, fee for service, chargebacks, expired and short dated, damages and returned and coupon discounts);

(ii)         amounts and expenses incurred resulting from government mandated rebate programs (or any agency thereof), and chargebacks;

(iii)        taxes, including value added tax, sales and excise taxes, other consumption taxes, tariffs or import/export or customs, duties or other governmental charges;

(iv)        government and commercial rebates, charge backs and discounts paid or credited;

(v)         receivables deemed to be uncollectible according to Cumberland’s internal accounting principles. If a bad debt deduction is taken for a receivable and such receivable is subsequently collected, such receivable shall be included in Net Revenue in the next applicable payment period

Notwithstanding the foregoing, for the purposes of this definition, the transfer of Product by Cumberland or one of Cumberland’s Affiliates or Sublicensees to another Affiliate of Cumberland or to another Sublicensee for resale is not a sale and, in such cases, Net Revenue will be determined based on the amount invoiced by Cumberland or such Affiliate or Sublicensee in respect of Product as sold by the Affiliate or Sublicensee to independent third-parties, less the Recognized Deductions.

1.27          “Non-Conforming Product” means Product that is not Conforming Product.

1.28          “PDUFA Fees” shall mean the Prescription Drug User Fee Act fees and/or assessments related to the Product for any period before, during, or after the Term of this Agreement.

1.29          “Pharmacovigilance” shall mean the science and activities relating to the detection, collection, recording assessment, understanding, reporting, prevention and/or management, and disclosures, of adverse experiences, adverse events or other safety matters related to the Product and its use, in the Territory and worldwide in accordance with applicable laws.

1.30          “Product” shall mean the pharmaceutical product that is marketed as Talicia – a fixed-dose, delayed release oral capsule formulation containing omeprazole magnesium, amoxicillin, and rifabutin that is based on THI or its Affiliates Intellectual Property, in all doses and formulations, in all Fields of Use, whatsoever, in finished packaged and labeled form for distribution and sale in the Territory and in compliance with the Marketing Authorization and approved labeling and applicable laws.

1.31          “Quality Agreement” shall mean a mutually acceptable quality agreement to be entered into between the Parties, which will govern the quality and safety of Product to be purchased by Cumberland from THI in compliance with cGMP and this Agreement.

1.32          “Regulatory Authority” means any applicable government entity, including the FDA, regulating or otherwise exercising authority with respect to the Commercialization of Product.

1.33          “Representatives” shall have the meaning set forth in Section 14.3(iv).

1.34          “Sublicense” means a sublicense from Cumberland to a third party under the License granted pursuant to this Agreement and the term “Sublicensee” shall be construed accordingly. Any Sublicense may include the right to grant further Sublicenses.

1.35          “Sublicense Sales Royalties” means sales royalties, milestones, income, and all cash or equivalents to which value can be assigned directly and/or indirectly actually received by Cumberland from Sublicensees (and/or any further Sublicensees thereof) in respect of Product.

1.36          “Term” shall have the meaning set forth in Section 17.1.

1.37          “Territory” shall mean the United States of America and its territories, commonwealths, and possessions.

1.38          “THI Improvements” shall have the meaning set forth in Section 13.1.

1.39          “THI Parties” shall have the meaning set forth in Section 16.2.

1.40          “THI’s Revenue Share” shall have the meaning set forth in Section 9.1.

1.41          “Transfer Price” shall mean the price Cumberland will pay for THI supply of Product as set forth in Exhibit “A” attached hereto.

1.42          “Transferred Product” shall have the meaning set forth in Section 8.2.

1.43          “Withholding Taxes” shall have the meaning set forth in Section 9.7.

2.	LICENSE GRANT

2.1          Scope of License. Subject to all the terms and conditions of this Agreement, THI hereby grants to Cumberland, an exclusive (including as to THI and its Affiliates except as set forth in this Agreement) license in and to the Intellectual Property with such exclusivity being limited to the right to and for the sole purpose of Joint Commercialization of the Product as provided in this Agreement during the Term (the “License”). Such License is granted solely during the Term and shall automatically expire upon the expiration or earlier termination of this Agreement.

2.2        Sublicenses. The License granted to Cumberland under this Agreement may not be Sublicensed, transferred, or co-promoted, in whole or in part, to or by any third party without the prior written consent of THI, such consent not to be unreasonably withheld. For the avoidance of doubt, Cumberland shall, subject to the License grant provided herein, be entitled to conduct or to perform any activity in respect of Product by means of any third-party sub-contractor, and such conduct shall not be considered to be a grant of a Sublicense hereunder.  Cumberland shall remain liable to THI for the performance of Cumberland’s subcontractors, transferees, co-promoters, and Sublicensees consistent with the terms of this Agreement. Any consideration (net after expenses associated with the Sublicense including reasonable overhead for taxes and management of the Sublicense) received by Cumberland in connection with an approved Sublicense, transfer, or co-promote shall be deemed Net Revenue for purposes of Section 9. For the avoidance of doubt, Cumberland shall not, and shall not permit or authorize any third party to, solicit or make sales of the Product for delivery or use outside the Territory or outside the Field of Use, or in circumstances where Cumberland should reasonably have understood that the Product will be transferred or used outside the Territory.

2.3          Intentionally Omitted.

2.4         Limitations on Other Licenses. During the Term, and subject to the terms and conditions of this Agreement, THI and its Affiliates shall not grant any rights or licenses to any Intellectual Property to any third party that may conflict with THI’s obligations under this Agreement and the License and rights granted to Cumberland under this Agreement, without Cumberland’s express written consent, which may not be unreasonably withheld by Cumberland.in its sole discretion.

2.5          Other Formulations. If THI or its Affiliates develops during the Term any new product derived from the Product, i.e. any improvement in terms of dosage, route of administration or formulation of a product (hereinafter referred to as, individually, an “Improvement”; collectively, the “Improvements”), THI shall promptly notify Cumberland and shall provide to Cumberland, in writing, an exclusive license to store, promote, sell and distribute each such Improvement consistent with the terms of this Agreement.

3.	DATA TRANSFER.

3.1          Data Transfer. Upon execution of this Agreement and upon reasonable written request from Cumberland, THI shall reasonably provide to Cumberland, at no cost to Cumberland, all the pertinent information held by THI or its Affiliates that THI or its Affiliates has about Product including, but not limited to, all Intellectual Property, clinical trials data, key communications with Regulatory Authorities in the U.S. and elsewhere, manufacturing, supply, external service and other contracts and any and all other information whatsoever that is relevant for the Joint Commercialization of the Product in the Territory.

4.	JOINT COMMERCIALIZATION COMMITTEE.

4.1          Formation. Within thirty (30) days following the Effective Date, the Parties shall establish a joint (50/50) Commercialization committee (“Committee”). The Committee will oversee all Commercialization, pricing, contracting, sales and marketing activities related to the Product pursuant to this Agreement. At each Committee meeting, at least one (1) member appointed by each Party must be present in person or by telephone to constitute a quorum. Each Party shall have equal voting power, whether represented by one or two committee members, on all matters before the Committee. The Committee shall monitor and coordinate communication regarding the Parties’ performance under this Agreement. The Committee shall not have any power to amend, modify or waive compliance with this Agreement. Each Party shall have an equal number of members on the Committee. The Parties shall in good faith agree from time to time on the appropriate total number and representatives for the Committee. The Committee shall meet at least once per quarter, including at least one face-to-face meeting per calendar year. A Committee meeting may be scheduled on at least ten (10) business days’ notice by any member of the Committee or on mutual agreement. For purposes of decision making the Committee shall require a quorum of at least one (1) member from each Party before discussion or voting. Decisions of the Committee must be unanimous of the quorum present. The Committee shall keep minutes of meetings. The minutes of the meetings must be signed by representatives of both Parties to reflect a decision. However, in no case, shall a decision of the Committee be valid if it would amend, modify, or waive terms of this Agreement.

4.2          Guidelines. The Committee will be charged with developing the guidelines for Joint Commercialization of the Product in the Territory and the application of Cumberland funding as set forth in Section 9.6, including but not limited to, identification of the Launch date, any preliminary soft launch activities, sales training timelines, setting of customer targets, frequency and scope of engagements, marketing and promotional campaigns and initiatives with related costs, advertising or promotional materials or tactics, project timelines, and Medical Affairs Activities. The Committee shall also review and approve the overall market access strategy, including contracting and reimbursement arrangements with public and private payers (including Medicare, Medicaid, and commercial plans). All guidelines must be approved in writing by each of the Parties.

4.3         Inability to Unanimously Decide. If the members of the Committee cannot reach a unanimous decision with respect to matters delegated to it for a period in excess of ten (10) business days from the discussion at the Committee, unless the Parties agree to prolong such time period, the matter shall be referred to appropriately qualified senior executive officers of the Parties, who shall attempt resolution by good faith negotiations for at least ten (10) business days after such referral. If the senior executive officers designated by the Parties are not able to resolve such dispute within such ten (10) business day period, then such issues may be submitted to the CEOs of each Party for attempted resolution.  If such matter is thereafter not resolved within fifteen (15) business days, either Party may submit the matter to dispute resolution under Section 18.3 below.

4.4          Unless otherwise expressly stated, nothing contained in this Agreement may be deemed to make any member of the Committee a partner, agent, or legal representative of the other, or to create any fiduciary relationship for any purpose whatsoever. No member of the Committee shall have any authority to act for, or to assume any obligation or responsibility on behalf of, any other member of the Committee, or the other Party.

5.	CUMBERLAND’S COMMERCIALIZATION RESPONSIBILITIES

5.1          As between the Parties, Cumberland shall, at its sole cost and expense, be responsible for funding, supervising, and deploying Cumberland’s national field sales division (that also promotes Cumberland’s Kristalose product) to promote the Product in accordance with the guidelines established by the Committee. Cumberland shall use commercially reasonable efforts to Commercialize the Product in the Territory pursuant to the terms of this Agreement. The Committee shall establish an annual commercial plan for the Product. Neither Party shall be permitted to unilaterally substantially reduce its dedication or effort or prioritization, of the Product from the approved Plan without the Committee’s prior written approval.

5.2          As between the Parties, Cumberland shall, at its sole cost and expense, be responsible for the human resources, information technology, finance, compliance, and management activities in support of Cumberland’s national field sales division.

5.3          As between the Parties, and beginning on the Effective Date, Cumberland shall, at its sole cost and expense,  have the exclusive right and authority to invoice and book one hundred percent (100%) of the gross and net sales of the Product in the Territory, establish all terms of sale (including pricing, credit terms, cash discounts and returns and allowances) and have the exclusive right to warehouse and distribute the purchased Product in the Territory and perform or cause to be performed all related services. All such terms of sale, warehousing of purchased Product and distribution of Product shall comply with applicable law.

5.4           As between the Parties, Cumberland shall, at Cumberland’s sole cost and expense, handle all contracting activities with Cumberland trade customers (including wholesalers, distributors, and pharmacies) and all activities relating to their purchase of the Product including accepting of orders, order processing, invoicing, collection, distribution and/or delivery to Cumberland customers from Cumberland’s chosen U.S. based inventory warehousing or storage locations. For the avoidance of doubt, Cumberland shall have no obligation or right to import the Product into to the U.S. except through THI.

5.5          As between the Parties, Cumberland shall, at its sole cost and expense, fund the prior authorization programs, to the extent approved by the Committee as part of the annual funding described in Section 9.6. In addition, Cumberland shall, at its sole cost and expense, manage and fund the rebate processing and co-pay administration.

5.6          For the avoidance of doubt, neither Cumberland nor Cumberland’s Affiliates or Sublicensees shall have the right or obligation to perform any manufacturing or development activities with respect to the Product without THI’s prior written consent.

6	THI COMMERCIALIZATION RESPONSIBILITIES

6.1          As between the Parties, THI shall at THI’s sole cost and expense maintain all Marketing Authorizations required to Commercialize the Product in the Territory, including the Product NDA and the timely payment of all FDA fees regarding the Product, including but not limited to PDUFA Fees.  THI shall be the Marketing Authorization holder in the Territory. THI accepts and assumes all liabilities and responsibilities with regard to the maintenance and continuation of the Product Marketing Authorization and communication and correspondence with the FDA regarding the Product, except as otherwise required by applicable law

6.2          As between the Parties, if THI receives any orders from a customer in the Territory or for distribution in the Territory, THI shall promptly advise such customers that Cumberland is the exclusive authorized Party to accept orders for the Product. The method for transfer of orders receiving by THI to Cumberland shall be determined by Cumberland. Cumberland shall be the exclusive authorized Party to accept orders for Product in the Territory.

6.3          As between the Parties, THI shall at its sole cost and expense, have the obligation relating to the manufacture and costs of goods sold, supply, and delivery of the Product to Cumberland at a location chosen by Cumberland. For the avoidance of doubt, THI shall have the exclusive right and obligation to arrange for import of Product into the Territory and all related obligations into the Territory, if applicable.

6.4          As between the Parties, THI shall, at its sole cost and expense, manage and fund the marketing, market access, supply chain, quality, Pharmacovigilance, and their finance and management activities related to the Product.

6.5         As between the Parties, THI, or its Affiliates, shall, at its sole cost and expense, be responsible for all recalls or withdrawals and associated costs except to the extent arising from Cumberland distribution, storage, or field activities, including those handled through Cumberland’s 3PL. The Parties shall promptly inform each other of any potential recall or withdrawal and cooperate in good faith in managing the process.

6.6          As between the Parties, THI shall exclusively manage all Medical Affairs Activities relating to the Product.

7.	REGULATORY MATTERS

7.1          Regulatory Communications. If any Regulatory Authority (a) contacts a Party with respect to the Product, (b) inspects, audits, or gives notice of its intent to inspect or audit any Facility with respect to the Product manufacturing process or storage, or (c) takes, or gives notice of its intent to take, any regulatory action alleging improper or inadequate practices by a Party,  or THI’s manufacturer of the Product (including but not limited to a FDA Form 483, issuance of a “Notice of Inspectional Observations” or a “Warning Letter”) , said Party shall notify the other Party within three (3) business days of such contact or notice, and shall supply the other Party with all information pertinent thereto. The Party in receipt of such communications from a Regulatory Authority shall provide the other Party with copies of all documentation issued by any Regulatory Authority in connection therewith and any proposed response thereto and any other information the other Party may reasonably request with respect to the Product in any manner.  No such response shall include any intentionally false or misleading information. Cumberland shall have the right to review and provide comments on, and THI shall have the right to review and approve, where practicable, in advance, any proposed responses by the other Party to Regulatory Authorities that pertain to the Product or the manufacture of the Product or to the Product Facility or warehouse to the extent applicable to the Product in the Territory. THI shall facilitate on-site inspections of the Facility conducted by Regulatory Authorities and Cumberland shall have no responsibility therefor.

7.2         Inspections. Cumberland shall be entitled to visit the Facility and/or warehouse where Product is stored during operational hours during the Term. Upon Cumberland’s reasonable request. THI shall coordinate, expedite and guide such visits. Cumberland will attempt to provide THI with written notice of at least one (1) month prior to any visit, and the Parties shall decide on a mutually agreeable date, duration, visitor list, and agenda prior to the visit. Additionally, Cumberland may, at its own cost and expense and at no charge by THI request up to two (2) of its personnel to be on-site at the Facility and/or THI’s Product warehouse to observe and consult with THI during the performance of activities under this Agreement, and such additional personnel in such numbers as deemed necessary shall be accommodated upon mutual agreement. THI shall provide reasonable  customary support and all other expenses shall be borne by Cumberland.

7.3          Pharmacovigilance. All Pharmacovigilance with respect to the Product shall be the sole responsibility of THI who shall promptly provide Cumberland with any information of which it becomes aware concerning the safety or efficacy of the Product. The Parties agree to enter into a Pharmacovigilance agreement in accordance with this Section 7.3 within a reasonable time of Launch.

8.	PRODUCT SUPPLY

8.1          Conforming Product.  THI represents and warrants to Cumberland that THI and its Affiliates shall supply Conforming Product to Cumberland and its Affiliates in the Territory in accordance with applicable laws which shall include but not be limited to DSCA, cGMP and all requirements as promulgated under the FFDCA at 21 CFR (Parts 210 and 211), and as further defined by FDA guidance documents, as such may be amended from time to time, applicable to the manufacturing, processing and packaging of the Products or any other applicable Regulatory Authority in the Territory. THI shall provide a Certificate of Analysis and a Certificate of cGMP Compliance along with all delivery of Product to Cumberland pursuant to this Agreement documenting that each relevant manufacturing batch has met the specifications stated in the Marketing Authorization and the Quality Agreement, and from which such supplied quantity of Product is sourced. Within thirty (30) days after Cumberland’s receipt of Product, it shall notify THI in writing of any complaint or claim on account of quality, quantity, errors in number or weight, or patent defect promptly upon discovering same in accordance with this section  and THI shall respond and resolve such complaint or claim in accordance with this Section and the Quality Agreement within ten (10) days after the above written notice from Cumberland.  THI warrants that all Product manufactured by THI or its Affiliates or designees and delivered to Cumberland will be free from any security interests, claims, demands, liens, and other encumbrances.

8.2          Transfer of THI Existing Inventory. THI shall transfer to Cumberland all existing inventory of the Product located at Cardinal Health distribution center in La Verne, Tennessee on the Effective Date (“Transferred Product”).  Title and risk of loss to such Transferred Product shall pass to Cumberland upon Delivery. Delivery of Transferred Product shall be deemed to occur at midnight on the Effective Date. Product inventory of Transferred Product as of the Effective Date shall be consistent with daily inventory averages for the first three (3) quarters of calendar year 2025.

8.3         Purchase Orders. THI shall deliver all additional Product to Cumberland after receipt of a purchase order from Cumberland (DDP incoterms 2025) at Cumberland’s designated warehouse (“Delivery”). Cumberland shall reasonably exhaust inventory of Transferred Product before issuing purchase orders for additional Product. Delivery shall be within ninety (90) days of THI’s receipt of Cumberland’s purchase order subject to THI’s ongoing manufacturing schedule and existing supply commitments as of the Effective Date, and the Parties shall coordinate in good faith to align production and inventory flow to enable Delivery within a ninety (90) day timeframe from receipt of purchase order. Product shall be shipped directly from the manufacturer to Cumberland’s designated 3PL (DDP incoterms 2025). For the avoidance of doubt, THI has no obligation to store or warehouse the Product, and any such obligation to store or warehouse such Product shall reside solely with Cumberland.

8.4        Latent Defect.  In the case of a Latent Defect in any Product, Cumberland shall not be deemed to have accepted such Product if Cumberland notifies THI in writing of such Latent Defect within sixty (60) days after the time such Latent Defect is discovered by Cumberland, provided that Cumberland’s notice of such Latent Defect is no later than eighteen (18) months of THI’s Delivery of such Product to Cumberland. If Cumberland’s notice of such Latent Defect is later than six (6) months of THI’s Deliver of such Product to Cumberland, Cumberland shall be deemed to have conclusively accepted such Product, and no remedy shall be available for Cumberland.

8.5          THI shall, at Cumberland’s discretion, (i) if any payment has been made for such Nonconforming Product, refund Cumberland or issue Cumberland a credit against future billings, an amount equal to the amount paid by Cumberland for such Nonconforming Product, or (ii) fix or replace at THI’s cost such quantity of Nonconforming Product, provided that THI shall also cover Cumberland’s documented cost linked to such fix or replacement (e.g., transportation cost, transport-related insurance cost, and customs duty). For the avoidance of doubt, the remedy of Cumberland as set forth in this Section 8.5 shall not constitute any waiver of rights or remedies at law or in equity regarding the foregoing claims or the Nonconforming Product. Cumberland’s remedies under this Section 8.5 shall be cumulative with other remedies it may have under this Agreement.

8.6          Should THI not be in agreement with Cumberland’s claim of a Nonconforming Product, a sample of the alleged Nonconforming Product shall be submitted for analysis to a mutually acceptable independent testing laboratory of recognized standing in the industry (the “Laboratory”). Should the Parties be unable to agree on a Laboratory, the same shall be ultimately decided by both Parties’ chief executive officers (or persons holding equivalent management position). The findings of the Laboratory shall be binding for both Parties. The costs and expenses (including the costs and expenses for shipping any replacement Product) related to such testing shall be borne by THI if the testing confirms the Nonconformity of the Product, otherwise such costs and expenses shall be borne by Cumberland.

8.7          During the Term, THI shall, at THI’s sole cost and expense, perform THI’s obligations under the Assumed Contracts (as defined in the Asset Purchase Agreement between RDHL and THI entered into contemporaneously herewith) and THI shall take all reasonable actions that are necessary to keep such Assumed Contracts in force.

9.	FINANCIAL PROVISIONS

9.1        Revenue Sharing and Reporting. Within thirty (30) days of the end of each calendar month Cumberland will pay THI an amount equal to fifty percent (50%) of Net Revenue (“THI’s Revenue Share”), less deductions as provided in this Section 9 subject to reconciliation under Section 9.4.  Within forty-five (45) days following the end of each calendar quarter, Cumberland shall reconcile the monthly reports and true up the calculation of THI’s Revenue Share with any underpayment or credit for any overpayments.

9.2          Payment for Transferred Product and Other Product. Cumberland shall pay for all Product (including Transferred Product) at the applicable Transfer Price within thirty (30) days of sale to a third party.

9.3         Payment of Revenue Share. Cumberland’s payments for Product at the applicable Transfer Price shall be a deduction from THI’s Revenue Share. Cumberland may only deduct the Transfer Price from THI’s Revenue Share following payment of the Transfer Price by Cumberland.

9.4          Royalties. Cumberland shall pay a Product Royalty to THI in an amount equal to THI’s [*****] less the foregoing [*****] for the applicable month and reconciled quarterly.

9.5          Payment Method Amounts due to THI under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds to an account THI designates in writing at least fifteen (15) days in advance.

9.6          Cumberland Funding.  Cumberland shall provide up to [*****] in annual funding, as agreed by the Committee.  Such annual funding shall include, at a minimum, the following categories of spend: marketing and medical initiatives (including, without limitation, speaker programs and conferences), data purchase, the cost of the two sales personnel previously promoting the Product, Cumberland’s cost of warehousing and distribution, and costs associated with prior authorization processing. Within thirty (30) days of the Effective Date, the Parties shall prepare and approve a draft budget schedule to include the allocation of the first year’s funding consistent with the foregoing.

9.7          Taxes. Cumberland may deduct from amounts it is required to pay THI pursuant to this Agreement an amount equal to that withheld for or due on account of any taxes (including VAT to the extent applicable, but other than taxes imposed on or measured by net income of Cumberland) or similar governmental charge imposed by any jurisdiction based on such payments to THI (“Withholding Taxes”). Cumberland will provide THI with a certificate, evidencing payment of any Withholding Taxes.

9.8          No Warranty. Without limiting Cumberland’s obligations to Commercialize the Product in the Field of Use in the Territory as set forth herein using commercially reasonable efforts, nothing contained in this Agreement shall be construed as a warranty by Cumberland that any Commercialization to be carried out by it in connection with this Agreement will actually achieve its aims or any other results and Cumberland makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such Commercialization. Furthermore, unless otherwise agreed by the Parties, Cumberland makes no representation to the effect that the Commercialization of Product, or any part thereof, will succeed, or that Cumberland shall be able to sell Product in any quantity.

9.9          Pre-Effective Date Economic Allocation. Effective as of the Effective Date THI shall retain all accounts receivable and bear all obligations and liabilities (including, without limitation, rebates, chargebacks, returns, credits, and similar deductions) arising from Product sold prior to the Effective Date.

10.	RECORD RETENTION AND AUDIT

10.1          Record Retention. Throughout the Term, Cumberland will maintain (and will ensure that its Affiliates maintain) complete and accurate books, records and accounts that fairly reflect Net Revenue and Sublicense Sales Royalties, in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained for five (5) years after the end of the period to which such books, records and accounts pertain.

10.2          Audit. THI will have the right, at its own cost, to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Cumberland and who agrees to be bound by a customary undertaking of confidentiality (including an undertaking not to disclose to THI any information other than the results of its audit), have access during normal business hours, and upon reasonable prior written notice, to Cumberland’s records together with any disclosure necessary to explain the same as may be reasonably necessary to verify the accuracy of Net Revenue and THI’s Revenue Share. The costs of the audit are the responsibility of THI. Any amount determined pursuant to any such audit to have been overpaid or underpaid shall promptly be refunded or paid as applicable.

10.3          Confidentiality. THI will treat all information subject to review under this Section 10 in accordance with the confidentiality provisions of Section 14 below.

11.	REPRESENTATIONS AND WARRANTIES

11.1          By Both Parties. Each Party hereby represents, warrants, and covenants to the other Party as of the Effective Date as follows:

11.1.1          Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

11.1.2          Consents and Approvals. Such Party has obtained all necessary consents, approvals and authorizations from any federal, state provincial, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to any federal, state, provincial, local or foreign government with jurisdiction over the subject matter of the transactions and/or activities contemplated by this Agreement (“Governmental Authority”) and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.

11.1.3          Conflicts. The execution and delivery of this Agreement and the performance of such Party's obligations hereunder (a) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

11.2          By THI. THI hereby further represents, warrants, and covenants to Cumberland that, as of the Effective Date as follows:

11.2.1         IP Ownership. THI has the sole legal and/or beneficial title to and ownership of the Intellectual Property as is necessary to grant the License to Cumberland pursuant to this Agreement for Joint Commercialization by Cumberland as intended by this Agreement, and the Intellectual Property are free and clear of any liens, encumbrances or third-party rights (including without limitation, the right to receive royalties or other compensation). Furthermore, THI undertakes that to the extent that Cumberland, its Affiliates, or any Sublicensee requires a license under any additional patents or related intellectual property rights controlled by THI for the Commercialization of the Product in the Territory, THI shall grant such license to Cumberland, its Affiliates, and any Sublicensee on a non-exclusive royalty-free basis.

11.2.2          No Conflicting Grants. THI has not, and during the Term of this Agreement shall not, grant any rights to the Intellectual Property that conflict with the rights granted to Cumberland hereunder, and no third party has any rights whatsoever (including the right to receive royalties or any other compensation) under the Intellectual Property for Product.

11.2.3        Third Party Actions. The exercise of the License by THI or Cumberland will not, to the best of THI's knowledge, infringe upon the patent or other intellectual property rights of any third party, and no actions, suits, claims, disputes, or proceedings concerning the Intellectual Property or Product are currently pending or have been threatened, that could have an adverse effect on Product or could impair Cumberland' ability to perform its obligations under this Agreement. Furthermore, there are no legal suits or proceedings by a third party (including without limitation employees or former employees of THI) contesting the ownership or validity of Intellectual Property or Product or any part thereof, and if it shall become aware of any such third party, THI shall immediately notify Cumberland of such, and undertakes to effect any payments required (including the payment of royalties or other compensation) to be made to such third party, and to hold Cumberland harmless from, and indemnify Cumberland against, any such claims or payments.

11.2.4         Additional Licenses. To the best of THI’s knowledge and other than as described in this Agreement, no additional licenses to any patents (including patents owned or controlled by third parties) or know how are required to jointly Commercialize the Product.

11.2.5          Ordinary Course of Business.  THI and its Affiliates, vis-à-vis the conduct of business related to the Product in the Territory, has been in substantially the same manner as conducted in the period January 1, 2025, through the Effective Date.  THI and its Affiliates have not, directly or indirectly, taken any action or actions or entered into any agreements in anticipation of this Agreement that would circumvent the intentions of the Parties as to Joint Commercialization as outlined herein, including but not limited to activities that would reduce market demand for the Product in the months immediately following the Effective Date, trade loading, or pushing more Product quantities through Product distribution channels than required for current demand.

11.2.6          Key Sales Personnel. THI and its Affiliates will assist and facilitate the transition of two (2) key sales personnel currently employed by a THI Affiliate to employment by Cumberland promptly following the Effective Date. In the event one or both of the key sales personnel choose not to accept an offer of employment by Cumberland, the THI or its Affiliate will retain said individuals as THI or Affiliate employees following the Effective Date at Cumberland’s cost and expense, as further agreed by the Parties consistent with Section 9.6 above.

11.3         Disclaimer. Other than as stated in this Agreement THI makes no representation or warranty and specifically disclaims any guarantee that the Commercialization of the Product in the Field of Use in the Territory will be successful, in whole or in part. Other than as stated in Section 11.2, THI expressly disclaims any warranties or conditions, express, implied, statutory or otherwise with respect to the Intellectual Property.

11.4          By Cumberland. Cumberland further represents, warrants, and covenants to THI that Cumberland and Cumberland Indemnitees, contractors and vendors will conduct any and all activities, including any Commercialization activities, under this Agreement in compliance with applicable laws using commercially reasonable efforts and in accordance with the terms of this Agreement.

12.	LIMITATION OF LIABILITY

12.1          Except in the cases of liabilities arising from (a) the fraud or willful misrepresentation of a Party, (b) breach of confidentiality obligations of a Party, and/or (c) indemnification obligations of a Party for payments to third parties under Section 16, in no event shall either Party be liable to the other Party or any of such other Party’s Affiliates for any consequential, incidental, indirect, special, punitive or exemplary damages (including, without limitation, lost profits, business or goodwill) suffered or incurred by such other Party or its Affiliates, whether based upon a claim or action of contract, warranty, negligence or tort, or otherwise, arising out of this Agreement.

13.	INTELLECTUAL PROPERTY

13.1         Intellectual Property Prosecution and Maintenance; Inventions.

(a)          THI undertakes to prosecute and maintain the Intellectual Property using counsel of its choice in the Territory during the Term of this Agreement. For the avoidance of doubt, as between the Parties and their respective Affiliates, all Intellectual Property relating to the Product, including the formulation, materials, processes, and manufacture of the Product, is and shall remain the sole and exclusive property of THI, and no rights therein are granted to Cumberland except as strictly required to perform Cumberland’s obligations and for Cumberland to exercise its rights under this Agreement in the Territory in the Field of Use during the Term.

(b)          “THI Improvements” means any inventions, improvements, enhancements, or modifications to the Product or the Intellectual Property made or conceived during the Term by or on behalf of THI or its Affiliates (or their respective contractors).

(c)         “Cumberland Improvements” means any inventions, improvements, enhancements, or modifications to the Product or the Intellectual Property made or conceived during the Term by or on behalf of Cumberland or its Affiliates, Sublicensees, or its or any of their respective contractors.

(d)          “Joint Improvements” means any inventions, improvements, enhancements, or modifications to the Product or the Intellectual Property made or conceived during the Term by or on behalf of both Parties together.

(e)         As between the Parties, THI shall own all THI Improvements and Cumberland shall own all Cumberland Improvements. Joint Improvements shall be owned jointly by both Parties (without duty of accounting), with the licenses granted below in Section 13.1(f) sufficient for the Joint Commercialization under this Agreement.

(f)          License-backs.

(i) THI hereby grants to Cumberland an exclusive, royalty-free license under THI Improvements and Joint Improvements, solely during the Term, in the Territory, and within the Field of Use, to the extent necessary for Cumberland to perform or otherwise Commercialize the  Product and for Cumberland’s obligations and to exercise Cumberland’s rights for the Joint Commercialization of the Product under this Agreement.

(ii) Cumberland hereby grants to THI a non-exclusive, royalty-free, perpetual license under Cumberland Improvements and Joint Improvements, to the extent necessary for THI to make, have made, use, import, sell and otherwise Commercialize the Product, with the right to grant sublicenses to THI’s Affiliates, collaborators, and contract manufacturers solely to enable such activities. The license in this clause 13.1(f)(ii) shall survive expiration or termination of this Agreement.

(g)         Each Party will execute documents reasonably required to effectuate the foregoing in this Section 13.1.

13.2          Intellectual Property Enforcement.

13.2.1          Infringement Notice. If either Party determines that any Intellectual Property is being infringed or misappropriated by a third party's activities and that such infringement or misappropriation could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing.

13.2.2          Enforcement. THI will have the sole obligation to remove such infringement and/or misappropriation and to control all litigation to remove such infringement and/or misappropriation relating to the Product. THI will provide Cumberland with copies of all relevant documentation so that Cumberland will be informed of the continuing action and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Cumberland has not commented upon such documentation in a reasonable time for THI to sufficiently consider Cumberland’s comments prior to a deadline, or THI must act to preserve the action, THI will be free to act without consideration of Cumberland’s comments, if any.

13.2.3          Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting party to maintain the action.

13.2.4          Recovery. Any amounts recovered in connection with or as a result of any action contemplated by Sections 13.2.2 and 13.2.3, whether by settlement or judgement, will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), and any remainder will be treated as Net Revenue and payments will be due in respect of same pursuant to this Agreement.

14.	CONFIDENTIALITY

14.1          Disclosure and Use Restriction. The Parties agree that during the Term of this Agreement and thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information (as such term is defined below) received from the other Party or such Party’s Affiliates. Each Party is responsible for the compliance of their respective Representatives with the terms of this Agreement.

14.2        Confidential Information. “Confidential Information” shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party (or its respective Affiliates) to the other Party (or its respective Affiliates) either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, which may include, without limitation, data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products (including Product), sales, suppliers, customers, employees, investors or business. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information of such Party for purposes of this Agreement if receiving Party can demonstrate such information or know-how:

(i)          was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

(ii)         was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

(iii)        became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party or its Representatives;

(iv)        was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a third party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or

(v)          was independently developed by such receiving Party, as evidenced by their written records, without the use of or access to Confidential Information of the disclosing Party and prior to any subsequent disclosure by the receiving Party.

All Intellectual Property (including THI Improvements) shall be deemed to be Confidential Information of THI.

14.3         Authorized Disclosure. Notwithstanding the provisions of Section 14.2 above, a Party shall be entitled to disclose the Confidential Information of the other Party hereto to the extent that such disclosure is:

(i)          made in response to a valid order of a court of competent jurisdiction; provided, however, that such Party will first (to the extent practicably possible) have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(ii)          otherwise required by law or stock exchange rule; provided, however, that the receiving Party will provide the disclosing Party with notice of such disclosure in advance thereof to the extent practicably possible and to the extent permitted, will seek confidential treatment of the information disclosed and reasonably cooperate with the efforts of disclosing Party to seek confidential treatment of the information disclosed and disclose only that portion of the disclosing Party’s Confidential Information required;

(iii)        made by such Party to any Regulatory Authority or Governmental Authority as necessary for the development (if authorized by THI) or Joint Commercialization of Product in a country, as required in connection with any filing, application or request for Regulatory Approval or as required by applicable securities laws and regulations, subject to the limitations in Section 14.3(ii);

(iv)          made by such Party in connection with the performance of this Agreement, to its approved Sublicensees, Affiliates, directors, officers, employees, consultants, representatives or agents (“Representatives”), each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or

(v)          made by such Party in the course of submitting financial accounts to relevant authorities as per local statutory requirements or to existing or potential acquirers; existing or potential collaborators; investment bankers; existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement.

15.	PRESS RELEASES

15.1        Press releases or other similar public communication by either Party relating to the terms of this Agreement will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed. Notwithstanding the foregoing, those communications required by applicable law, regulation or securities exchange rule (including, but not limited to, a public offering prospectus), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof. For the avoidance of doubt, the Parties may issue press releases regarding the fact that this Agreement has been signed and the nature of the agreement so long as they do not describe the specific provisions hereof without approval from the other Party.

16.	INDEMNIFICATION

16.1          Indemnification by THI. THI will defend and hold Cumberland and its Affiliates, and their respective directors, officers, employees and agents (“Cumberland Parties”) harmless, from and against any and all liability, suits, investigations, claims, actions, judgments, costs, expenses or demands (including reasonable attorneys’ fees and expenses) (“Losses”) to the extent arising from or occurring as a result of or in connection with a third party claim filed against Cumberland that is a result of or related to (a) the negligence or willful misconduct on the part of THI in performing any activity contemplated by this Agreement or (b) a breach by THI of any representations, warranties, or covenants set forth in this Agreement; except to the extent liability or loss arises from or occurs as a result of or in connection with (i) the negligence or willful misconduct on the part of a Cumberland Party; or (ii) a breach by Cumberland of any representations, warranties or covenants set forth in this Agreement.

16.2          Indemnification by Cumberland. Cumberland will defend and hold THI and THI’s Affiliates, and each of THI’s and THI’s Affiliates’ respective directors, officers, employees and agents (“THI Parties”), harmless, from and against any and all Losses to the extent arising from or occurring as a result of or in connection with a third party claim filed against a THI Party that is a result of or related to (a) the negligence or willful misconduct on the part of any Cumberland Party in performing any activity contemplated by this Agreement; or (b) a breach by Cumberland of any representations, warranties, or covenants set forth in this Agreement; or (c) any Cumberland Party’s exploitation of the Product or Intellectual Property (including THI Improvements), including any violation of applicable law in connection with such exploitation; except to the extent arising from (i) the negligence or willful misconduct on the part of a THI Party;  (ii) a breach by THI of any representations, warranties, or covenants set forth in this Agreement, or (iii) THI’s obligations pursuant to Section 13.2 of this Agreement.

16.3          Further Indemnification by THI. THI shall further be responsible for and shall indemnify and hold Cumberland harmless in respect of all royalty and other payments required to be paid to other third parties in respect of Product as a result of a claim by any of THI’s existing or former employees, consultants or shareholders, or any person named in THI’s patents or patent applications, or any person claiming it should have been named as an inventor in such patent applications.

16.4          Conditions to Indemnity. Each Party's agreement to indemnify and hold the other harmless under this Article 16 is conditioned upon the indemnified Party: (i) providing written notice to the indemnifying Party of any claim, demand or action within thirty (30) days after becoming aware of such claim, demand or action; (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, (iii) assisting the indemnifying Party, at the indemnifying Party's reasonable expense, in the investigation preparation of and defense of any such claim or demand; and (iv) the indemnifying Party not compromising or settling such claim or demand without the indemnified Party's prior written consent, unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party a complete release from all liability in respect of such claim or litigation; provided that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (i), the indemnifying Party shall only be relieved of its indemnification obligation to the extent it is prejudiced by such failure and provided further that the indemnified Party is not obligated to notify the indemnifying Party of claims, demands and/or actions made directly against the indemnifying Party only. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business, operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified Party may have at law or in equity. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense;

16.5          Insurance. Each Party shall (itself or through an Affiliate) obtain and maintain, for the Term of this Agreement and for three (3) years thereafter, appropriate insurance for Commercialization of the Product, including but not limited to the minimum insurance policies specified below, in the Territory sufficient to cover its obligations under this Agreement and under applicable law. Minimum insurance policies include: (i) general commercial liability insurance of $1,000,000 per occurrence and $4,000,000 in the aggregate; and (ii) products liability/completed operations coverage of $10,000,000 per occurrence and $10,000,000 in the aggregate. Such policies shall name the other Party as an additional insured and provide that the other Party will be given thirty (30) days advance written notice of cancellation. Each Party shall provide the other Party with a certificate of insurance upon request.

17.	TERM AND TERMINATION

17.1        Term. Unless earlier terminated in accordance with the provisions of this Article 17, the term of this Agreement (the “Term”) commences upon the Effective Date and will continue for a period of five (5) years unless terminated in accordance with the terms hereof.

17.2          Termination.

17.2.1          Termination for Breach. Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such material breach, providing specific actions that the defaulting Party could take to cure such material breach, and stating its intention to invoke the provisions of this Section if such material breach is not cured. If such material breach is not cured within ninety (90) days after the receipt of such notice (or, if such material breach cannot be cured within such ninety (90)-day period, if the defaulting Party does not commence actions to cure such material breach within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without limiting any of its other rights conferred on it by this Agreement (except as expressly set forth herein), to terminate this Agreement by providing written notice to the breaching Party.

17.2.2          Voluntary Termination. In addition to the provisions of Section 17.2.1 above, THI may forthwith terminate this Agreement in THI’s sole discretion upon the occurrence of any of the following events:

(i)          Cumberland fails to perform any of its obligations hereunder or makes any material misrepresentation in this Agreement, which, if capable of being cured, has not been cured within ninety (90) days after written notice by THI (in which THI specifies the nature of such failure or misrepresentation);

(ii)          Cumberland enters into any compromise with creditors or a general agreement for referral of payment with its creditor;

(iii)         Cumberland makes or suffers to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors;

(iv)         Cumberland files a voluntary petition in bankruptcy; and

(v)          An involuntary petition in bankruptcy is filed against Cumberland and not dismissed within 60 days of filing.

(vi)          Infringement of the License granted herein.

17.2.3          Cumberland shall in furtherance of and in addition to the provisions of Section 17.2.1 above, be entitled, in its sole discretion, to terminate this Agreement upon the occurrence of any of the following events:

(i)          THI fails to perform any of its obligations hereunder or makes any material misrepresentation in this Agreement, which has not been cured within ninety (90) days after written notice by Cumberland (in which Cumberland specifies the nature of such failure or misrepresentation);

(ii)          THI enters into any compromise with creditors or a general agreement for referral of payment with its creditor;

(iii)         THI makes or suffers to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors;

(iv)         THI files a voluntary petition in bankruptcy; and

(v)          An involuntary petition in bankruptcy has been filed against THI and not dismissed within sixty (60) days of filing.

17.3          Consequences of Expiration or Termination

17.3.1          License; Payment to THI. Upon expiration or termination of this Agreement, all rights granted to Cumberland under Section 2.1 (and otherwise under this Agreement) will automatically terminate and all such rights shall automatically revert back to THI; provided that Cumberland shall have a period of one hundred eighty (180) days after the date of expiration or termination to sell-off all previously purchased Product, subject to all payments required by this Agreement being duly paid to THI. All payments required by this Agreement shall be paid pursuant to the methodology provided for in this Agreement. Any existing stock of Product not sold off within the one hundred eighty (180) days shall be appropriately dispositioned consistent with applicable law at Cumberland’s cost and expense.  In addition, the Parties shall cooperate in good faith during such period to implement an orderly wind-down and transition of activities back to THI (or its designee). Upon expiration or termination of this Agreement all Sublicenses shall automatically terminate without any notice being required. Upon expiration or termination of this Agreement, Cumberland shall pay THI any and all amounts due, payable, or owing to THI including, without limitation, THI’s Revenue Share and any amounts due, payable, or owing to THI for Product Delivered to Cumberland pursuant to the timeframes otherwise provided in this Agreement.

17.3.2          Continuation following THI’s Bankruptcy. The Parties agree that in the event that THI makes a filing under bankruptcy or similar laws in any jurisdiction, Cumberland shall have the protection afforded to the licensee under the United States Bankruptcy Code, including but not limited to, the protections set forth in 11 U.S.C §365(n) or its equivalent in any other jurisdiction which allows the licensee, upon rejection of the license agreement by the debtor-licensor or its representative, the option to either retain the licensee’s rights in the intellectual property under the existing contract while continuing to pay royalties, or to treat the executory contract as terminated. Cumberland must notify THI in writing within sixty (60) days or such longer period allowed by applicable law, of such filing whether it elects to (a) retain its license rights under this Agreement, in which case it shall continue to perform and pay all obligations hereunder, or (b) treat this Agreement as terminated, in which case Section 17.3.1 shall apply.

17.3.3        Return of Information and Materials. Upon any termination of this Agreement, each Party will return to the other all Confidential Information of the other Party (except one (1) copy of which may be retained for archival and compliance purposes), Cumberland will return to THI or its designee all Intellectual Property and THI Improvements and any other tangible materials received by Cumberland under this Agreement and Cumberland will further waive and actively deregister or assign as requested by THI, all Intellectual Property right registrations made hereunder.

17.3.4         Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

17.3.5          Survival. Sections 9, 13, 14, 15, 16, and 17.3 of this Agreement will survive expiration or termination of this Agreement for any reason.

18.	MISCELLANEOUS

18.1          Assignment. Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Affiliate, or to any third party successor in interest with which it has merged or consolidated, or to which it has transferred all or substantial part of its assets or stock to which this Agreement relates . Any purported assignment or transfer in violation of this Section 18.1 will be void ab initio and of no force or effect.

18.2          Severability. Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the Parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by applicable law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision.

18.3          Governing Law; Dispute Resolution. This Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to any of the conflict of law principles thereof. Following unsuccessful resolution in accordance with Section 4.3, any dispute arising out of or relating to this Agreement, or the breach thereof, shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (ICC) under the ICC Rules of Arbitration, and judgement upon the award rendered by the arbitrator shall take place in New York, New York, USA. There shall be one (1) arbitrator, mutually selected and mutually agreed to by the Parties, or named in accordance with such rules. This Section 18.3 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party, which would cause irreparable harm to the first Party.

18.4          Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) two (2) days following deposit with an reputable international courier for overnight delivery; or (c) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either Party may provide in writing.

If to Talicia Holdings Inc. to:	If to Cumberland Pharmaceuticals Inc. to:

Talicia Holdings Inc.	Cumberland Pharmaceuticals Inc.
8311 Brier Creek Parkway	1600 West End Avenue, Suite 1300
Suite 105-161	Nashville, TN 37203
Raleigh, NC 27617	USA
Attn: Chief Executive Officer	Attn: Chief Executive Officer

or to such other address as the Party to who notice is to be given may have furnished to the other Party in writing in accordance herewith.

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18.5          Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto, are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

18.6          Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

18.7          Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

18.8          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

18.9          Beneficiaries. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

18.10        Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

18.11          Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement (except for any obligations of Cumberland to make payments to THI hereunder) or for other non-performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect. If any such force majeure event continues for a continuous period of twelve (12) months, the Party whose performance is not prevented by such event may terminate this Agreement with immediate effect by providing the other Party with written notice.

18.12          Securities Law Compliance. Each Party acknowledges that one or more Parties or their parent companies may be publicly traded entities and, as such, are subject to applicable securities laws and regulations. Each Party agrees to comply, and shall ensure that its Affiliates, Sublicensees, and its and their respective directors, officers, employees, agents, and independent contractors comply, with all applicable securities laws and regulations in connection with the execution, delivery, and performance of this Agreement. This includes, but is not limited to, compliance with the Securities Act of 1933, the Securities Exchange Act of 1934, and any rules and regulations promulgated thereunder by the Securities and Exchange Commission, as well as any applicable state securities laws. Each Party shall promptly notify the other Party of any material non-compliance with such laws and regulations that could reasonably be expected to impact the rights or obligations under this Agreement. Furthermore, each Party shall cooperate with the other Party in providing any necessary information or documentation required to ensure compliance with applicable securities laws.

18.13          Certification of Non-Debarment. Each Party represents and certifies to the other Party that none of the certifying Party, its Affiliates nor any of their respective Representatives: (a) has been debarred or is subject to debarment pursuant to Section 306 of the FDCA; (b) is listed on the Department of Health and Human Service’s List of Excluded Individuals/Entities or the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Non-Procurement Programs, as well as any entities prohibited or excluded from trading with the U.S. pursuant to the U.S. Trade Agreement Act (TAA); or (c) has received any warning letter, observations, findings or similar from the FDA or other government authorities that have not been remedied as at the Effective Date. Each Party will promptly inform the other Party in the event that the foregoing certification ceases to be accurate during the Term.

[Signature Page to Follow]

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{Signature Page for Exclusive Joint Commercialization Agreement}

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Talicia Holdings Inc.	Cumberland Pharmaceuticals Inc.
Signature:	/s/ Razi Ingber	Signature:	/s/ A.J Kazimi
Name:	Razi Ingber	Name:	A.J. Kazimi
Title:	CFO	Title:	Chief Executive Officer

Exhibit “A”

Transfer Price

For the Transferred Product under Section 8.2, the Transfer Price shall be the price paid by THI (or its Affiliate) to the contract manufacturer [*****]. For all subsequent Product supplied under Section 8.3, the Transfer Price shall be the [*****] by THI (or its Affiliate) to the contract manufacturer for the Product (with supporting documentation as requested by Cumberland).